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PRESS  RELEASE

IPARTY  CORP.  ANNOUNCES  PREFERRED  STOCK  AND  WARRANT  CORRECTIONS

WEST ROXBURY, Mass. October 31, 2002. iParty Corp (AMEX: IPT), the nation's premier multi-channel retailer for party goods with 35 iParty retail stores and iParty.com, today reported that it has determined that the Company incorrectly applied the anti-dilution provisions of its Series B, C and D Convertible Preferred Stock (the "Affected Preferred Stock") in conjunction with dilutive financings in August and September 2000. The Company has determined that it inadvertently issued additional shares of Affected Preferred Stock, instead of adjusting the Affected Preferred Stock's conversion ratios. The Company also miscalculated the number of common shares issuable upon conversion of the Affected Preferred Stock.

The Company has also reviewed the anti-dilution provisions of certain of its warrants to purchase common stock that were issued in conjunction with the Affected Preferred Stock (the "Affected Warrants") and has determined that it mistakenly issued additional warrant certificates, instead of adjusting the Affected Warrants' conversion ratios. The warrant calculations also mistakenly omitted the dilutive effect of a warrant issued by the Company in December 1999.

Based on preliminary calculations as of October 30, 2002 that are subject to further adjustment, the Company estimates that the result of these errors in applying the anti-dilution provisions of the Affected Preferred Stock and Affected Warrants is as follows:

- Beginning in September 2000, the Company believed and treated holders of Affected Preferred Stock as if they were entitled to approximately 2.3 million more common shares upon conversion of their Affected Preferred Stock than they were in fact entitled to. Of this overstated amount, since October 2000, approximately 600,000 common shares have been issued upon conversions of shares of Affected Preferred Stock and sold in the public market (the "Overissued Shares").

- Beginning in September 2000, the Company believed and treated holders of Affected Warrants as if they were entitled to approximately 100,000 fewer common shares upon exercise of their Affected Warrants than they were in fact entitled to. None of the Affected Warrants have been exercised to date.

The  Company's  Board  of  Directors has ratified the issuance of the Overissued
Shares. These estimated numbers remain subject to a final calculation of the Company's anti-dilution adjustments to retroactively apply the dilutive effect caused by the issuance of the Overissued Shares on the remaining shares of the Affected Preferred Stock, the Affected Warrants and the Company's Series E and Series F Convertible Preferred Stock.

The impact of the matters announced today is not expected to require the Company to make any changes to previously reported earnings and earnings per share.


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As  a result of the measures announced today and subject to final calculation of the anti-dilution adjustments noted above, the Company estimates that as of October 30, 2002 it has approximately 17.0 million shares of common stock issued and outstanding; approximately 20.6 million shares of common stock issuable upon conversion of outstanding preferred stock; approximately 16.6 million shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.84 per share; and approximately 8.3 million shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $1.00 per share.

The Company will record a non-cash charge of up to $250,000 for the issuance of the Overissued Shares. This non-cash charge will be recorded in the results of operations for the third quarter ended September 29, 2002, which the Company expects to release on or before November 13, 2002.

Sal Perisano, Chief Executive Officer of iParty Corp., commented, "This issue was discovered during a recent routine legal filing. Once we became aware of these errors, we resolved to take all necessary and appropriate actions to address the situation. We will be communicating in writing with those holders of preferred stock and warrants affected by these matters to explain the nature of the errors and the corrective measures we have announced today. We regret any confusion and apologize for the necessary adjustments this situation has caused."

The Company has notified the American Stock Exchange of these matters. The Company has instructed its transfer agent to stop the conversion of the erroneously issued shares of the Affected Preferred Stock and, when the anti-dilution adjustment has been finalized, to effect the exchange of the outstanding shares of Affected Preferred Stock for replacement certificates representing the correct numbers of shares. The transfer agent further has been directed not to permit the exercise of the Additional Warrants. In addition the transfer agent has been instructed as to the preliminary conversion ratios for shares of the Affected Preferred Stock remaining outstanding and the preliminary exercise prices and shares exercisable under the Affected Warrants.

Any holder of Affected Preferred Stock, Series E and Series F Convertible Preferred Stock and Affected Warrants who elects to convert such shares into common shares or exercise such warrants for common stock prior to final calculation of the anti-dilution adjustments, will receive, following such final calculations, an additional number of common stock shares as reflect the difference between the preliminary and final anti-dilution adjustment.

     About iParty Corp. Headquartered in West Roxbury, Massachusetts, iParty Corp. (AMEX: IPT) is a premier multi-channel party supply and party planning company that includes 35 iParty retail stores and iParty.com, an online destination, that makes throwing a successful event both stress-free and fun.
From over 20,000 party supplies and costumes to an online party magazine and party related content, iParty offers consumers a sophisticated yet fun and easy-to-use resource with a definitive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties,

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summer barbecues, and, of course, Halloween. iParty offers reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

     Safe harbor statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements, including statements relating to expected Company actions, their legal effect and their accounting treatment. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future operating results include the actions of third parties that are beyond our control, the effects of adverse changes in overall economic conditions, the timing and duration of market upturns and downturns affecting consumer activity, unseasonably warm or inclement weather, competitive pressures and other risk factors described in our most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.


     Contact

     Investor  Relations:            Transfer  Agent:
     Cheryl  Schneider               Continental  Stock Transfer & Trust Company
     Broadgate  Consultants          (212)  509-4000
     (212)  232-2222




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